Exhibit 99.1

Oragenics Selects New Lantibiotic for Further Development in Clostridium difficile Infections

TAMPA, FL, August 23, 2016 –Oragenics (NYSE:MKT – OGEN.BC), a leader in the development of new antibiotics against infectious disease and developing effective treatments for oral mucositis, today announced selection of a second generation lantibiotic, OG716, for treatment of Clostridium difficile and plans to begin Investigational New Drug (IND) enabling studies.

OG716, a new, orally-active homolog, has exhibited positive results in an animal model for potential treatment of Clostridium difficile. Generated from Oragenics’ Mutacin 1140 (MU1140) platform, this new lantibiotic showed promising efficacy in reducing clinically relevant C. difficile infections as measured by increased animal survival and decreased relapse as well as reduced production of C. difficile spores when compared to a vancomycin positive control.

Through its Exclusive Channel Collaboration agreement (ECC) with Intrexon Corporation (NYSE: XON), ongoing research and development activities are focused on the identification of active lantibiotic homologs with favorable efficacy, safety and drug delivery profiles that can be moved forward in a timely, cost efficient and expeditious manner. Future work will include evaluation of a large lantibiotic library against a variety of infections including those related to methicillin resistant staphylococcus aureus (MRSA) and vancomycin-resistant enterococci (VRE).

Dr. Alan Joslyn, Chief Executive Officer and President of Oragenics, said, “We are excited about the selection of a new orally-active lead lantibiotic candidate in OG716. As we move forward with pre-clinical studies and plans to file an IND in 2017, we are optimistic OG716 will ultimately become available for treatment of C. difficile infections. This is a further demonstration of successful collaborative efforts with Intrexon as we jointly develop this new class of antibiotics and build on our relationship in the field of lantibiotics and infectious disease control. We will continue to study former lead candidate, OG253, and similar analogs in other infectious disease models.”

Philip Gioia, Chief Commercial Officer of Intrexon’s Health Sector, commented, “Lantibiotics such as OG716 have potential to play an important role in the fight against bacterial antibiotic resistance. We are excited that our collaboration under the ECC with Oragenics has led to the acceptance of an improved candidate for the treatment of C. difficile infections, and we look forward to continuing our joint research programs to identify new analogs to treat other multidrug resistant infections.”

About Oragenics, Inc.

We are focused on becoming the world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, www.oragenics.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business; any inability to obtain or delays in the Food and Drug Administration approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, any inability to regain compliance with the NYSE MKT continued listing requirements and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

For more information contact:

Oragenics

Corporate Contact:

Michael Sullivan

Chief Financial Officer

Tel: 813-286-7900

msullivan@oragenics.com

Investor/Media Contact:

David Burke

The Ruth Group

Tel: 646-536-7009

dburke@theruthgroup.com